AMENDMENT TO COMMERCIAL EARNEST MONEY CONTRACT


     This Amendment to Commercial Earnest Money Contract (this "Amendment") is made and entered into as of June 18, 2004, by and between Sterling Equity Holdings, Inc. (the "Seller") and Dan Vogler (the "Buyer").

                                    RECITALS:

A. Seller and Buyer entered into that certain Commercial Earnest Money Contract effective February 24, 2004 (the "Contract") with respect to real property legally described as: 1.142 acres of land, more or less, out of the Isaac Decker League, in Travis County, Texas and being the same property conveyed by Sterling Reit, Inc. to Sterling-4405 Spdale, L.P. in a deed dated June 5, 2003, recorded in Document Number 2003135342, of the Official Public Records of Travis County, Texas. (the "Property").

B. Seller and Buyer desire to amend the Contract in certain respects as more fully described below.

                                   AGREEMENTS:

1. The Commencement Date of Buyer's obligation herein stated below shall be the date that Seller has completed all of the following:

     a.   The issuance of a Certificate of Occupancy from the City of Austin.
     b. Repair of the chain link fence along the south boundary line of the property.
     c. Repair of the strip of metal siding missing on the southeast corner of the two-story portion of the building.

2. Buyer shall have fifteen (15) days from the Commencement Date to complete an appraisal of the Property.

3. Buyer shall have thirty (30) days from the Commencement Date to complete a loan application and obtain loan approval.

4. CLOSING. The closing of the sale shall be on or before sixty (60) days from the Commencement Date.

5. Buyer shall have the right to extend the Closing Date for an additional period of thirty (30) days, by giving Seller written notice of its intention to extend at least five (5) days prior to the Closing Date above. Upon such notice to Seller, Buyer shall simultaneously deliver to the Title Company the sum of $5,000.00 as additional Earnest Money. The additional Earnest Money shall be deemed non-refundable to Buyer in all respects, except in the event of Seller's default, and shall be credited toward the Sales Price, at closing. The thirty (30) day extension shall be contingent upon Buyer providing satisfactory evidence to Seller it is working diligently to procure loan approval. Seller shall not unreasonably withhold Buyer's right to extend the Closing Date.

6. Upon the execution of this Amendment, the Earnest Money deposit of $10,000.00 currently held by the Title Company shall be deemed non-refundable to Buyer in all respects except in the event of Seller default. The Earnest Money deposit shall be credited towards the purchase price and there shall be no further requirement for an additional Earnest Money deposit.

7. This Amendment may be executed in multiple counterparts by electronic facsimile (FAX) transmissions, which when taken together shall constitute one original document.

8. Ratification. All capitalized terms used herein shall have the same meaning assigned to such terms in the Contract. Except as specifically modified and amended herein, the Contract shall remain unchanged and in full force and effect and is hereby ratified and confirmed by the parties.

Hereby agreed to and effective as of the date first written above.

SELLER:                                      BUYER:

Sterling Equity Holdings, Inc.               Dan Vogler


By:                                          By:
   ----------------------------                  -------------------------------